Exhibit 99.1


      Playtex Products Appoints Nick White to Board of Directors


    WESTPORT, Conn.--(BUSINESS WIRE)--July 7, 2005--Playtex Products, Inc. (NYSE:PYX), announced the appointment of Nick White, President and CEO of White & Associates, to the Playtex Board of Directors.
    Mr. White has extensive retail experience having been the EVP of Wal*Mart Stores, Inc. and General Manager of the Supercenter Division from 1989-2000. At the time of Mr. White's retirement, there were over 700 Supercenters and 1 million associates. Mr. White was the EVP and General Manager of Sam's Wholesale Club from 1985-1989.
    Mr. White began his career with Wal*Mart in 1973 and held positions of increasing responsibility throughout his career. In addition to growing Wal*Mart sales and profits over the years, Mr. White is credited with pioneering total quality management with vendors while at Wal*Mart. Total quality is now a major tenant of Wal*Mart philosophy.
    Mr. White served in Vietnam with the U.S. Marine Corps, and attended Missouri Southern University and Central Missouri State University. Mr. White currently serves on the Board's of Gold Toe Brands, Inc., Oneida Ltd., and Aearo Corp.
    Chief Executive Officer, Neil DeFeo, stated, "We are honored that Nick White has joined our Board of Directors. We expect that his past retail experience will help provide us insight into what all of our customers need and want, which should help improve profitability for both Playtex and our customers."

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Infant Care and Skin care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones, Baby Magic, Mr. Bubble and
Playtex gloves.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to grow operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the ability to save targeted amounts as part of the restructuring and realignment plans, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.


    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262
             Director Investor Relations